EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-97772) pertaining to the 1994 Incentive Stock Option and Non-Qualified Stock Option Plan of InfoMed Holdings, Inc., Registration Statement (Form S-8 No. 333-51869) pertaining to the Simione Central Holdings, Inc. 1997 Non-Qualified Formula Stock Option Plan, Omnibus Equity-Based Incentive Plan, and the 1996 Stock Option Plan, and Registration Statement (Form S-8 No. 333-70811) pertaining to the Simione Central Holdings, Inc. Omnibus Equity-Based Incentive Plan of our report dated February 26, 1999, with respect to the financial statements of CareCentric Solutions, Inc. for the years ended December 31, 1998 and 1997, included in the Current Report (Form 8-K) dated August 12, 1999.



                                                              Ernst & Young LLP


Atlanta, Georgia
August 24, 1999